EXHIBIT 12.1

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
                       ENGLE HOMES, INC. AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)

                                                                        FISCAL YEAR ENDED OCTOBER 31,
                                                         -----------------------------------------------------
                                                         1998         1997        1996        1995        1994
                                                         ----         ----        ----        ----        ----
Computation of historical ratios
   Income from continuing operations                    $17,448     $13,468     $ 8,495     $ 5,912     $ 7,575

   Add:
    Provision for income taxes                           10,922       8,431       5,206       3,624       4,604
    Amortization of previously capitalized interest
      included in cost of sales                          17,809      16,066      11,543       6,904       7,712
    Amortization of debt expense                            591         373         456         792         942
                                                        -------     -------     -------     -------     -------

       Net income as adjusted                            46,770      38,338      25,700      17,232      20,833
                                                        =======     =======     =======     =======     =======

   Fixed charges
    Interest capitalized                                 17,757      15,623      15,272      13,750       7,183
    Amortization of debt expense                            591         373         456         792         942
                                                        -------     -------     -------     -------     -------
                                                        $18,348     $15,996     $15,728     $14,542     $ 8,125
                                                        =======     =======     =======     =======     =======

Ratio of earnings to fixed charges                         2.55x       2.40x       1.63x       1.18x       2.56x
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

                                                            SIX MONTHS ENDED
                                                               APRIL 30,
                                                                  1999
                                                                  ----
Computation of historical ratios
   Income from continuing operations                            $11,491

   Add:
    Provision for income taxes                                    7,224
    Amortization of previously capitalized interest
      included in cost of sales                                   9,069
    Amortization of debt expense                                    389
                                                                -------

       Net income as adjusted                                    28,173
                                                                =======
   Fixed charges
    Interest capitalized                                          9,258
    Amortization of debt expense                                    389
                                                                -------
                                                                 $9,647
                                                                =======
Ratio of earnings to fixed charges                                 2.92x
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